Exhibit 99.1

NEWS

FOR RELEASE: Monday, 4:30 PM CT, January 23, 2006

Charter Appoints JT Fisher as Chief Financial Officer

ST. LOUIS - Charter Communications, Inc. (Nasdaq: CHTR) today announced the appointment of Jeffrey T. ("JT") Fisher to the position of Executive Vice President and Chief Financial Officer, effective February 6, 2006. Mr. Fisher succeeds the Interim Chief Financial Officer, Paul E. Martin, who will continue as Charter’s Senior Vice President and Controller until at least March 31, 2006.

Mr. Fisher brings to Charter over 20 years’ experience in executive positions in finance, operations, and commercial capacities. Most recently, he served as Senior Vice President for Delta Air Lines, overseeing the company’s Corporate Restructuring Group. Prior to that role, Mr. Fisher was President and General Manager of Delta Connection, Inc., the world’s largest group of regional airline companies, with over $3 billion in annual revenues and more than 10,000 employees in the U.S., Canada, Mexico and the Caribbean. As President, Mr. Fisher was responsible for the development, execution, and coordination of strategies and processes to maximize profits and boost productivity of the business. Prior to serving as President and General Manager, Mr. Fisher was CFO of Delta Connection and, prior to that, was Vice President of Finance, Marketing and Sales Controller for Delta Air Lines, Inc., leading a worldwide finance and finance and accounting staff overseeing global sales and marketing programs. Mr. Fisher received a B.B.M. degree from Embry Riddle University, and an M.B.A. from the University of Texas in Arlington.

"JT is a seasoned executive who brings a wealth of experience in helping service oriented and highly leveraged companies, like Charter," said Neil Smit, President and Chief Executive Officer. "We are pleased to welcome JT to Charter and look forward to utilizing his experience and expertise as we implement our comprehensive operations improvement programs."

Mr. Fisher said, "I am extremely pleased to be joining Charter’s senior management team at what is an exciting time for the company. Charter has tremendous growth potential, and this is a unique opportunity to join a team that is clearly committed to moving fast and achieving the company’s full potential."

Commenting on Mr. Martin, Mr. Smit said, "On behalf of the Board of Directors, our senior management team and Charter employees nationwide, I would like to extend our sincere thanks to Paul Martin for stepping in and performing extremely well as Interim Chief Financial Officer during a key time for our company."

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™, Charter High-Speed™ Internet service and Charter Telephone™. Charter Business™ provides scalable, tailored and cost-effective broadband communications solutions to organizations of all sizes through business-to-business Internet, data networking, video and music services. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.